[GRAPHIC OMITTED]                                                Exhibit 99.2
                                                                 NEWS RELEASE
                                                                 Contact:
                                                                 Bea Slizewski
                                                                 Agrilink Foods
                                                                 585-264-3189


        AGRILINK ANNOUNCES SUCCESSFUL COMPLETION OF CONSENT SOLICITATION
             FROM NOTEHOLDERS TO FACILITATE VESTAR EQUITY INVESTMENT


ROCHESTER, New York, July 23, 2002-- Agrilink Foods, Inc. ("Agrilink") announced today that it has received and accepted consents from holders of approximately 99.99% of its 11-7/8% Senior Subordinated Notes due 2008 (the "Notes") to amend or waive the application of certain provisions of the indenture governing the Notes. Pursuant to the terms of the consent solicitation, which expired at 5:00 p.m., New York City time, on July 22, 2002, these consents are no longer revocable. The proposed amendments and requested waivers will facilitate a $175 million equity investment by Vestar/Agrilink Holdings LLC ("Vestar"), an affiliate of Vestar Capital Partners IV, L.P., in Agrilink and certain other transactions to be consummated in connection with that equity investment (the "Recapitalization"). On June 21, Vestar, Agrilink, and Pro-Fac Cooperative announced they had signed a definitive agreement with respect to the Recapitalization. Agrilink currently expects the Recapitalization to be consummated in early August. Pursuant to the terms of the consent solicitation the payment date for consenting bondholders is expected to be at or promptly following the closing of the Recapitalization.

Lehman Brothers Inc. acted as Solicitation Agent and D.F. King & Co., Inc. acted
as  Information   Agent  and  Tabulation  Agent  with  respect  to  the  consent solicitation. Information concerning the

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Agrilink announces completion of consent solicitation (p.2)

consent solicitation can be obtained by calling Lehman Brothers Inc. at 212-528-7581 or 800-438-3242. Requests for assistance may be directed to D.F. King & Co., Inc. at 212-269-5550 (for banks and brokers) and 800-669-5550 (for all others).

Rochester, N.Y.-based Agrilink Foods, the country's largest manufacturer and marketer of frozen vegetables, anticipates generating sales in excess of $1 billion for its fiscal year ending June 29, 2002. The Company markets its branded frozen vegetable products under the Birds Eye, Birds Eye Voila!, Freshlike and McKenzie's names. In addition, Agrilink produces other branded processed foods, including canned vegetables (Freshlike and Veg-All), pie fillings (Comstock and Wilderness), chili and chili ingredients (Nalley and Brooks), salad dressings (Bernstein's and Nalley) and snacks (Tim's, Snyder of Berlin and Husman's). Agrilink also produces many of these products for the private label, food service and industrial markets.

This press release contains predictions, estimates, and other "forward-looking statements" within the meaning of section 21E of the Exchange Act and section 27A of the Securities Act. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in these forward-looking statements as of the date of this press release. These risks include, but are not limited to: the consummation of the equity investment by Vestar; the impact of strong competition in the food industry, including competitive pricing; the impact of changes in consumer demand; the impact of weather on the volume and quality of raw product; the inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance; the continuation of our success in integrating operations, including the realization of anticipated synergies in operations and the timing of any such synergies, and the availability of acquisition and alliance opportunities; our ability to achieve gains in productivity and improvements in capacity utilization; our ability to service debt; interest rate fluctuations; and effectiveness of marketing and shifts in market demand. Please refer to Agrilink Foods' Annual Report on Form 10-K for the fiscal year ended June 30, 2001 as well as other reports and information filed by Agrilink Foods with the Securities and Exchange Commission for more information on factors that could cause actual results to differ.

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